Exhibit 99.1

MarketWatch Announces Stockholder Approval of Merger

SAN FRANCISCO, January 19, 2005 — MarketWatch, Inc. (MKTW), a leading provider of business news, financial information and analytical tools, today announced that at a special meeting of stockholders held on January 19, 2005, MarketWatch’s stockholders approved the terms and conditions of the proposed merger of MarketWatch into a wholly-owned subsidiary of Dow Jones & Company, Inc. (“Dow Jones”).

MarketWatch previously announced the signing of an Agreement and Plan of Merger, dated as of November 14, 2004, by and among MarketWatch, Dow Jones and Golden Acquisition Corp, a wholly-owned subsidiary of Dow Jones. Subject to the terms and conditions in the merger agreement, MarketWatch expects the merger to close by January 24, 2005. MarketWatch stockholders will be entitled to receive $18.00 in cash, without interest and less applicable withholding taxes, for each share of MarketWatch common stock they own.

This press release contains forward-looking statements, including statements regarding the merger agreement and the expected timetable for completing the proposed merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, MarketWatch’s business could suffer due to market uncertainty relating to the merger and that the closing of the merger may not occur or be delayed. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in MarketWatch’s periodic filings with the Securities and Exchange Commission, including MarketWatch’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. MarketWatch undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

Additional Information and Where to Find It

MarketWatch filed with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition of MarketWatch by Dow Jones. Investors and security holders of MarketWatch may obtain free copies of the proxy statement and other relevant documents filed with the SEC at the SEC’s website at www.sec.gov, or at MarketWatch’s website at www.cbs.marketwatch.com. In addition, investors and security holders of MarketWatch may obtain free copies of the proxy statement by writing to 850 Battery Street, San Francisco, CA 94111, Attention: Investors Relations, or by emailing to ayen@marketwatch.com.